Exhibit 5.1

David Goldberg

Vice President and Senior Counsel

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2397

May 19, 2004

Public Storage, Inc.

701 Western Avenue

Glendale, California 91201-2397

Gentlemen:

As Vice President and Senior Counsel of Public Storage, Inc. (the “Company”), I have examined the Registration Statement on Form S-3, which is expected to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date of delivery of this opinion (the “Registration Statement”), which includes a Prospectus to be used in connection with securities registered under the Registration Statement (the “Prospectus”). The Prospectus relates to the offer and sale of up to $600,000,000 stated amount of (i) shares of common stock, par value $.10 per share (the “Common Shares”), (ii) shares of preferred stock, par value $.01 per share (the “Preferred Shares”), (iii) shares of equity stock, par value $.01 per share (the “Equity Shares”), (iv) depositary shares (the “Depositary Shares”) representing a fractional interest in a Preferred Share or an Equity Share, (v) warrants (the “Warrants”) and (vi) debt securities (the “Debt Securities”).

I am familiar with the proceedings taken or to be taken by the Company relating to the authorization and issuance of the Common Shares, the Preferred Shares, the Equity Shares, the Depositary Shares and the Warrants in the manner set forth in the Registration Statement. I have also examined the Company’s Restated Articles of Incorporation and Revised Bylaws and have made such other investigation as I have deemed necessary in order to express the opinions contained herein.

It is my opinion that:

1.	The Company is a corporation duly organized and validly existing in good standing under the laws of the State of California.

2.	The Common Shares, the Preferred Shares, the Equity Shares, the Depositary Shares and the Warrants, when issued and delivered in the manner and on the terms described in the Registration Statement and payment of the agreed consideration therefor has been received by the Company, will be legally issued, fully paid and nonassessable.

3.	The Debt Securities, when issued and delivered in the manner and on the terms described in the Registration Statement and payment of the agreed consideration therefor has been received by the Company, will be binding obligations of the Company.

I hereby consent to (i) the reference to me under the caption “Legal Opinions” in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement or amendments thereto and (iii) the incorporation by reference of this opinion into a Registration Statement on Form S-3MEF filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Registration Statement.

Very truly yours,

/s/    DAVID GOLDBERG

DAVID GOLDBERG